Exhibit 99.1

    Wild Oats Markets, Inc. Reports Fourth Quarter and Year-End 2003 Results


    BOULDER, Colo., Feb. 24 /PRNewswire-FirstCall/ -- Wild Oats Markets, Inc. (Nasdaq: OATS), a leading national natural and organic foods retailer, today announced financial results for the fourth quarter and full year ended December 27, 2003. In 2003, the Company generated a record $969.2 million in sales, a 5.4 percent increase over 2002; and net income of $3.6 million, or $0.12 per diluted share in 2003, compared with net income of $6.9 million or $0.26 per diluted share in 2002.


    2003 Financial Results

    Net sales for 2003 were a record $969.2 million, up 5.4 percent compared with $919.1 million in 2002. This increase was due to the addition of eight new stores in 2003, despite the closure of four stores in the year, as the Company ended the year with total square footage of 2.2 million square feet, which is an increase of 6.6 percent compared with 2.1 million square feet at the end of 2002. Sales growth was also driven by the United Food and Commercial Workers strike in Southern California, which began on October 12, 2003 and has benefited the Company's five Wild Oats and 17 Henry's stores in the area. Comparable store sales in 2003 were positive 2.4 percent, compared with 5.2 percent comparable store sales in 2002.

    Wild Oats generated $253.9 million in net sales in the fourth quarter of 2003, a 14.5 percent increase from $221.8 million in last year's fourth quarter. Comparable store sales were 9.9 percent in the fourth quarter of 2003, compared with 2.9 percent in the fourth quarter of 2002. The increase in sales in the fourth quarter can be attributed, in part, to the benefit of the Southern California conventional grocery strike, without which, estimated same-store sales in the fourth quarter were 2.2 percent, despite continued supply chain issues. Additionally, the Company experienced improved customer traffic and sales in all regions of the country in the fourth quarter. Overall, comparable stores' customer traffic increased 4.8 percent and the average transaction per customer increased 4.9 percent in the fourth quarter of 2003.

    Supply chain issues were a primary contributor to the Company's decline in net income in the second half of 2003. As previously announced, Wild Oats is currently in the process of transitioning its primary distribution business to United Natural Foods, Inc. (UNFI). In addition, the Company is in the process of transitioning its perishables distribution in the Western region, as it consolidates three old distribution facilities into a new state-of-the-art perishables distribution center in Southern California. Both transitions will be complete by the end of the first quarter 2004.

    "We are encouraged by our top-line performance in the quarter and with our ability to enter 2004 with strong sales across the country during our transition to a new primary distribution partner," said Perry D. Odak, President and Chief Executive Officer. "We expect that once our supply chain and distribution center transitions are complete, we will be able to better leverage our sales momentum into profitable growth throughout the coming year."

    Wild Oats reported gross profit of $285.6 million in 2003, a 4.1 percent increase compared with $274.3 million in 2002. The gross profit margin declined slightly to 29.5 percent, compared with 29.8 percent in 2002. While the Company has experienced benefits from its 2002 SKU reduction, the decline in gross profit margin was largely due to $4.1 million in accelerated depreciation for the planned closure or relocation of distribution centers, warehouses and stores, which had a 40-basis point adverse impact on gross profit margins for the year. Additionally, supply chain issues and planned inventory reductions further reduced gross profit margins in 2003.

    Gross profit in the fourth quarter of 2003 was $74.7 million, a 9.7 percent increase, compared with $68.1 million in the same period last year. The gross profit margin was 29.4 percent in the fourth quarter of 2003, compared with 30.7 percent in the fourth quarter of 2002. Accelerated depreciation of $2.1 million in the fourth quarter of 2003 related to the planned closure of facilities had an 80-basis-point adverse impact on gross margins in the fourth quarter. Additionally, the impact of new stores together with holiday promotions and planned inventory reductions accounted for the balance of the gross margin erosion in the quarter.

    Direct store expenses in 2003 were $208.9 million, up 5.3 percent compared with $198.4 million in 2002. However, direct store expenses as a percent of sales remained constant in 2003, at 21.6 percent. Direct store expenses, excluding new stores, were 21.4 percent of sales in 2003. In the fourth quarter of 2003, direct store expenses were $54.6 million, or 21.5 percent of sales, compared with $47.8 million, or 21.5 percent of sales, in the fourth quarter of 2002. Direct store expenses, excluding new stores, in the fourth quarter of 2003 were 21.2 percent of sales reflecting increased strike-related sales.

    Store contribution to profit was $76.7 million, or 7.9 percent of sales in 2003, a slight increase compared with $75.9 million, or 8.3 percent of sales in 2002. Store contribution for the fourth quarter of 2003 was $20.1 million, or 7.9 percent of sales, compared with $20.4 million, or 9.2 percent of sales in the fourth quarter of 2002. The decline in store contribution margin as a percent of sales in both periods was due to the aforementioned decline in gross profit and the impact of new stores.

    Selling, general and administrative (SG&A) expenses in 2003 increased 17.2 percent to $64.7 million from $55.2 million in the prior year. This increase was primarily due to costs associated with substantially accelerating the Company's new store development program. SG&A as a percent of sales was 6.7 percent in 2003 compared with 6.0 percent in 2002. The increase in on-going SG&A expenses in 2003 is related to headcount increases to build an infrastructure that supports the Company's new growth plans for 2004, costs related to audits of and amendments to the Company's benefit plans, expenses related to becoming compliant with the Sarbanes Oxley Act, as well as costs to improve information systems.

    In the fourth quarter of 2003, SG&A expenses were $16.4 million, or 6.5 percent of sales, a 21.0 percent increase from $13.6 million, or 6.1 percent of sales, in last year's fourth quarter. Higher year-over-year SG&A expenses in the fourth quarter were primarily attributable to increased headcount - including recruiting and relocation costs - to support the Company's new store growth plans, increased travel expenses related to new store development, and other expenses referred above. The Company expects to gradually reduce its SG&A expenses as a percent of sales in 2004, as it leverages higher sales.

    Net income in 2003 was $3.6 million, or $0.12 per diluted share, compared to net income of $6.9 million, or $0.26 per diluted share, in 2002. Included in the 2003 results are approximately $5.3 million in pre-tax charges related to asset write-offs, restructuring charges and accelerated depreciation for the planned closure or relocation of distribution centers, warehouses and stores, which had a $0.11 adverse impact on earnings per share in 2003. Additionally, due to the Company's accelerated new store growth, pre-opening expenses increased nearly $1.0 million in 2003, which had a $0.02 impact on EPS in the year. Net income in 2002 included reversals of previous restructuring and asset impairment charges of approximately $832,000 pre-tax, or $0.02 per diluted share after tax.

    Net income in the fourth quarter of 2003 was $829,000, or $0.03 per diluted share, compared with net income of $2.6 million, or $0.09 per diluted share, in the same period last year. Fourth quarter 2003 net income included $855,000 pre-tax, or $0.02 per diluted share in after-tax restructuring and asset impairment charges, including a charge related to an unfavorable court ruling involving a lease dispute dating back to 1998, which the Company plans to appeal. Fourth quarter 2002 net income included $362,000, or $0.01 per diluted share, in after-tax charges, related to limitations on the Company's ability to utilize foreign tax credits due to net operating losses.

    Wild Oats Markets expects to improve its profitability throughout 2004 with the transition of its primary distribution business to UNFI, increased sales of higher-margin private label products, and by achieving higher sales and leveraging SG&A expenses. As a result, Wild Oats Markets expects to generate between $0.32 and $0.36 in diluted earnings per share for the full year 2004.

    Wild Oats Markets continues to generate improved cash flow with a significant increase in capital expenditures related to investments in new and existing stores. During 2003, net cash provided by operating activities was $43.8 million compared to $34.7 million in 2002. In the fourth quarter of 2003, net cash provided by operating activities was $18.1 million compared to $9.6 million in the fourth quarter of 2002. Capital expenditures were $10.1 million in the fourth quarter and $31.1 million in 2003, compared with $6.8 million in the fourth quarter of 2002 and $13.7 million for the full year. In the fourth quarter of 2003, Wild Oats paid down a net $7.1 million on its credit facility and, as of the end of 2003, had approximately $30.2 million outstanding on its $95.0 million credit facility.


    Business Developments

    In December 2003, Bank of America was added to the Company's current credit facility under existing terms. This addition increased the Company's credit facility limit by $20.0 million to $95.0 million. The Company anticipates that this credit facility will be sufficient to fund its current growth plans.

    Wild Oats Markets opened eight new stores in 2003, bringing its total square footage to 2.2 million square feet as of the end of 2003. These new stores included six Wild Oats Natural Marketplace and two Henry's Marketplace stores, all of which reflect newly designed prototypes for each store format. In the fourth quarter of 2003, the Company opened Wild Oats stores in Southwest Denver, Colo. and Park City, Utah, and a Henry's store in Chino Hills, Calif.

    The Company plans to open 15 new stores in 2004, the first of which opened on Jan. 14 in Colorado Springs, Colo., bringing the total anticipated square footage at the end of 2004 to 2.5 million square feet. These stores will be a mix of Wild Oats and Henry's and, in terms of real estate selection, are focused on achieving greater density in existing markets. Currently, the Company has 20 leases and 10 letters of intent signed for new stores scheduled to open in 2004 and 2005. Beyond the leases and letters of intent that are signed for new stores, the Wild Oats has 25 additional sites in development in order to achieve the objective of opening at least 20 new stores a year in 2005 and beyond.

    "We are pleased with the progress we've made in improving our business throughout 2003 in the face of some significant challenges," said Mr. Odak. "We believe we have turned the corner in terms of improving our supply chain and that our marketing efforts are gaining traction across the country to drive improved customer traffic into our stores."

    "Our sales are stronger than they've been in three years heading into 2004 and we expect that growth to translate into improved profitability throughout the year. While we cannot predict the outcome of the Southern California conventional grocery strikes, we expect that we will retain a healthy level of customer traffic beyond the strike as customers add our stores to their weekly shopping routines," said Mr. Odak. "With 15 new stores planned for this year, four major remodels and several trends related to food safety and purity driving our sales, we expect 2004 to be the true turning point for our business to accelerate Wild Oats to higher levels of sales and profitability.


    Company management will host a conference call and webcast with financial analysts and investors on Tuesday, February 24, 2004 at 11 a.m. Mountain time (1 p.m. Eastern time) to discuss financial results for the fourth quarter and full year ended December 27, 2003. Participants calling from the U.S. may call in by dialing (877) 252-5618. International callers should dial (706) 634-1349. Participants should ask for the "Wild Oats fourth quarter/year-end 2003 earnings conference call" or reference conference ID number 5230905. A simultaneous webcast will be available through a link on the Investor Relations page of the Wild Oats website at www.wildoatsinc.com .


    About Wild Oats Markets

    Wild Oats Markets, Inc. is a nationwide chain of natural and organic foods markets in the U.S. and Canada. The Company currently operates 102 natural food stores in 24 states and British Columbia, Canada. The Company's markets include: Wild Oats Natural Marketplace, Henry's Marketplace, Sun Harvest and Capers Community Market. For more information, please visit the Company's website atwww.wildoatsinc.com .


    Risk Factors and Uncertainties

    Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements include the ability to transition to a new primary distributor without significant disruption, the number, timing and location of stores that the Company plans to open, relocate, sell or close in the future, the amount and timing of expected restructuring and asset impairment charges, expected future comparable store sales, revenues and earnings per share, the success of the Company's marketing and merchandising programs, and the future financial measures and the prospects for favorable growth and performance.


    The statements made by the Company are based on management's present expectations, and actual results may differ from the results indicated or otherwise implied by such forward-looking statements due to certain risks and uncertainties including, but not limited to, general economic conditions, the impact of competition and labor disputes in certain regions, the ability to obtain necessary inventory, the timing of completion of the transition to a new primary distributor, the Company's ability to execute on marketing and merchandising initiatives to drive customer traffic, as well as other risks detailed from time to time in the Company's SEC filings, including the Annual Report on Form 10-K for the fiscal year ended December 28, 2002, as well as quarterly reports on Form 10-Q. These risk factors may not be an all-inclusive enumeration of the business risks faced by Wild Oats. Investors should recognize that the reliability of any projected financial data diminishes the farther in the future the data are projected.

    The statements made by management of the Company and summarized above represent their views as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date. Wild Oats does not intend to update these statements and undertakes no duty to any person to effect any such update under any circumstances.




    Wild Oats Markets, Inc.
    Consolidated Statement of Operations
    (In thousands, except per-share amounts)
    (Unaudited)


                                                  Thirteen Weeks Ended

                                               Dec 27,           Dec 28,
                                                 2003              2002



    Sales                                  $253,941  100.0%  $221,828  100.0%
    Cost of goods sold and occupancy costs  179,280   70.6%   153,707   69.3%
                                           --------          --------
           Gross profit                      74,661   29.4%    68,121   30.7%

    Direct store expenses                    54,603   21.5%    47,774   21.5%
                                           --------          --------
           Store contribution                20,058    7.9%    20,347   9.17%

    Selling, general and administrative
     expenses                                16,413    6.5%    13,561    6.1%
    Pre-opening expenses                      1,251    0.5%       646    0.3%
    Loss on disposal of assets                   58    0.0%        48    0.0%
    Restructuring and asset impairment
     charges (income)                           855    0.3%        (6)   0.0%
                                           --------          --------
           Income from operations             1,481    0.6%     6,098    2.7%

    Loss on early extinguishment of debt
    Interest income                             226    0.1%       175    0.1%
    Interest expense                           (342)  -0.2%    (1,607)  -0.7%
                                           --------          --------
           Income before income taxes         1,365    0.5%     4,666    2.1%

    Income tax expense                          536    0.2%     2,095    0.9%
                                           --------          --------
           Net income                          $829    0.3%    $2,571    1.2%
                                           ========          ========

    Basic net income per common share         $0.03             $0.09
                                           ========          ========
    Weighted average number of
       common shares outstanding             30,068            29,648
                                           ========          ========

    Diluted net income per common share       $0.03             $0.09
                                           ========          ========
    Weighted average number of
       common shares outstanding, assuming
        dilution                             30,596            30,124
                                           ========          ========



                                                 Fifty-two Weeks Ended

                                               Dec 27,           Dec 28,
                                                 2003              2002



    Sales                                  $969,204  100.0%  $919,130  100.0%
    Cost of goods sold and occupancy costs  683,592   70.5%   644,862   70.2%
                                           --------          --------
           Gross profit                     285,612   29.5%   274,268   29.8%

    Direct store expenses                   208,908   21.6%   198,379   21.6%
                                           --------          --------
           Store contribution                76,704    7.9%    75,889    8.3%

    Selling, general and administrative
     expenses                                64,659    6.7%    55,186    6.0%
    Pre-opening expenses                      2,890    0.3%     1,897    0.2%
    Loss on disposal of assets                2,087    0.2%        21    0.0%
    Restructuring and asset impairment
     charges (income)                          (892)  -0.1%      (832)  -0.1%
                                           --------          --------
           Income from operations             7,960    0.8%    19,617    2.2%

    Loss on early extinguishment of debt       (186)   0.0%
    Interest income                             780    0.1%       778    0.1%
    Interest expense                         (2,661)  -0.3%    (8,753)  -1.0%
                                           --------          --------
           Income before income taxes         5,893    0.6%    11,642    1.3%

    Income tax expense                        2,302    0.2%     4,733    0.5%
                                           --------          --------
           Net income                        $3,591    0.4%    $6,909    0.8%
                                           ========          ========

    Basic net income per common share         $0.12             $0.26
                                           ========          ========
    Weighted average number of
       common shares outstanding             29,851            26,481
                                           ========          ========

    Diluted net income per common share       $0.12             $0.26
                                           ========          ========
    Weighted average number of
       common shares outstanding, assuming
        dilution                             30,258            27,082
                                           ========          ========

    Certain amounts in the prior year's financial statements have been reclassified to conform to the current year presentation.



    Wild Oats Markets, Inc.
    Condensed Consolidated Balance Sheet
    (In Thousands)
    (Unaudited)

                                              Dec 27,    Sept 27,     Dec 28,
                                               2003       2003         2002

    Assets
    Current assets:
       Cash and cash equivalents             $17,400     $11,211     $11,367
       Inventories, net                       46,621      45,836      47,175
       Accounts receivable, net                4,038       2,860       2,524
       Prepaid expenses and other current
        assets                                 8,793       5,065       7,069
                                            --------    --------    --------
           Total current assets               76,852      64,972      68,135

    Property and equipment, net              130,989     126,134     122,359
    Intangible assets, net                   113,380     113,524     113,819
    Other long term assets                    15,370      18,963      19,272
                                            --------    --------    --------
    Total assets                            $336,591    $323,593    $323,585
                                            ========    ========    ========

    Liabilities and Stockholders' Equity
    Current liabilities:
       Accounts payable                      $74,256     $62,878     $57,596
       Accrued liabilities                    42,998      36,080      37,943
       Current portion of debt and
        capital leases                            14          19         146
                                            --------    --------    --------
           Total current liabilities         117,268      98,977      95,685

    Long-term debt and capital leases         30,179      37,279      43,075
    Other long-term liabilities               14,058      13,964      17,923
                                            --------    --------    --------
           Total liabilities                 161,505     150,220     156,683
                                            --------    --------    --------
    Stockholders' equity:
       Preferred stock, $0.001 par value;
        5,000,000 shares
         authorized; no shares issued and
          outstanding
       Common stock, $0.001 par value;
        60,000,000 shares
         authorized; 30,063,421 and
          29,658,660 shares
         issued and outstanding                   30          30          30
       Additional paid-in capital            206,585     205,830     203,282
       Accumulated deficit                   (31,777)    (32,606)    (35,368)
       Accumulated other comprehensive
        income (loss)                            248         119      (1,042)
                                            --------    --------    --------
           Total stockholders' equity        175,086     173,373     166,902
                                            --------    --------    --------
    Total liabilities and stockholders'
     equity                                 $336,591    $323,593    $323,585
                                            ========    ========    ========


    Wild Oats Markets, Inc.
    Consolidated Statement of Cash Flows
    (In Thousands)
    (Unaudited)


                                            Thirteen Weeks   Fifty-two Weeks
                                                Ended             Ended

                                           Dec 27,  Dec 28,  Dec 27,  Dec 28,
                                            2003     2002     2003     2002
    Cash Flows From Operating Activities:
      Net income                              $829   $2,571   $3,591   $6,909
    Adjustments to reconcile net income to
     net cash
      from operating activities:
        Depreciation and amortization        6,946    5,573   23,710   21,335
        Loss on disposal of property and
         equipment                              58       48    2,087       21
        Noncash restructuring and asset
         impairment charges                    794      125     (953)    (701)
        Other                                 (298)     373      (49)     162
      Change in assets and liabilities,
       net                                   9,746      929   15,430    6,972
                                           -------  -------  -------  -------
       Net cash provided by operating
        activities                          18,075    9,619   43,816   34,698
                                           -------  -------  -------  -------
    Cash Flows From Investing Activities:
      Capital expenditures                 (10,122)  (6,772) (31,731) (13,678)
      Proceeds from sale of property and
       equipment                                20       11      346      229
                                           -------  -------  -------  -------
       Net cash used in investing
        activities                         (10,102)  (6,761) (31,385) (13,449)
                                           -------  -------  -------  -------
    Cash Flows From Financing Activities:
      Net repayments on line of credit      (7,100) (45,200) (13,800) (69,200)
      Net increase in book overdraft         4,438      918    3,949      425
      Repayments on notes payable, long-
       term debt and capitalized leases         (5)  (2,504) (37,107) (10,798)
      Proceeds from long-term debt                            37,879
      Payment of debt issuance costs                            (721)
      Proceeds from issuance of common
       stock, net                              833   (2,103)   3,288   50,822
                                           -------  -------  -------  -------
       Net cash used in financing
        activities                          (1,834) (48,889)  (6,512) (28,751)
                                           -------  -------  -------  -------
    Effect of exchange rate changes on
     cash                                       50       15      114       29
                                           -------  -------  -------  -------
    Net increase (decrease) in cash and
     cash equivalents                        6,189  (46,016)   6,033   (7,473)
    Cash and cash equivalents at beginning
     of period                              11,211   57,383   11,367   18,840
                                           -------  -------  -------  -------
    Cash and cash equivalents at end of
     period                                $17,400  $11,367  $17,400  $11,367
                                           =======  =======  =======  =======

    Non-Cash Investing and Financing
     Activities;
       Stock Issued in payment of note
        payable                                                        $1,210
                                                                      =======
        Settlement of note payable against
         accounts receivable                                             $200
                                                                      =======
    Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.





SOURCE  Wild Oats Markets, Inc.
    -0-                             02/24/2004
    /CONTACT: Sonja Tuitele, Corporate Communications of Wild Oats Markets, Inc., +1-720-562-4984/
    /Web site:  http://www.wildoats.com /
    (OATS)

CO:  Wild Oats Markets, Inc.
ST:  California
IN:  REA SUP HOU
SU:  ERN CCA